Exhibit 99.1

Vical Announces First-Quarter 2005 Financial Results

          SAN DIEGO, May 3 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported financial results for the quarter ended March 31, 2005.  Revenues for the first quarter of 2005 were $2.7 million, compared with revenues of $0.9 million for the same period in 2004.  The net loss for the first quarter of 2005 was $7.6 million, or $0.32 per share, compared with a net loss of $9.1 million, or $0.45 per share, for the first quarter of 2004.

          Increased revenues were primarily a result of contract manufacturing shipments for the National Institutes of Health (NIH) and NIH grants for the company’s cytomegalovirus (CMV) vaccine program.  The decrease in net loss in the first quarter of 2005 compared with the prior-year period reflected the increased revenues offset by related increases in manufacturing expenses, while the prior year net loss included a charge for the settlement of a license agreement dispute.

          The company had cash, cash equivalents and marketable securities of $63 million at March 31, 2005, compared with $74 million at December 31, 2004. The difference between net loss and cash used in the first quarter of 2005 reflects the timing of revenues and expenses.  The company confirmed a projected net loss for the full year 2005 of between $23 million and $26 million.

          Vijay B. Samant, Vical’s President and Chief Executive Officer, said, “We have reported advances in each of our independent development programs during the first quarter, and progress in several of our partnered programs as well. The encouraging data recently presented in our CMV vaccine program and interleukin-2/electroporation program position them for the next stages of clinical development.  We are conducting discussions with potential partners for our high-dose Allovectin-7(R) program.  The NIH continues to support our programs, most recently through grants funding our CMV program and our broader research pipeline, and through initiation of a Phase 1 trial of their West Nile virus vaccine, bringing their total to four vaccine programs based on our technology now in clinical-stage development.”

          CMV
          In March 2005, the company was awarded a three-year, $3.1 million Phase II Small Business Innovation Research grant from the NIH.  The grant will partially fund the ongoing development of its immunotherapeutic DNA vaccine against cytomegalovirus disease.  In April 2005, the company announced data from both its bivalent and trivalent Phase 1 CMV vaccine trials, supporting the decision to advance to a Phase 2 study in transplant patients with the bivalent formulation.

          Allovectin-7(R)
          The company successfully completed a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) in February 2005 for a Phase 3 trial of high-dose (2 mg) Allovectin-7(R) for certain patients with metastatic melanoma.  The company is conducting discussions with potential partners for the continued development and potential commercialization of Allovectin-7(R).

          IL-2/EP
          In April 2005, the company presented preclinical data supporting the company’s decision to advance into Phase 1 human testing with an investigational method of delivering interleukin-2 (IL-2) for patients with recurrent metastatic melanoma.  The novel approach being developed by Vical involves direct injection into a tumor lesion of plasmid DNA (pDNA) encoding IL-2, followed by electroporation (EP), the local application of an electrical charge designed to enhance the uptake of the pDNA into tumor cells.

          NIH
          The NIH announced in April 2005 the initiation of a West Nile virus vaccine Phase 1 trial.  The vaccine, based on Vical’s proprietary DNA delivery technology, was co-developed with the NIH and Vical.  The company manufactured research and clinical supplies of the vaccine, and has an option to exclusive commercialization rights.

          The NIH is developing DNA vaccines for HIV, Ebola, Severe Acute Respiratory Syndrome (SARS), and West Nile Virus, based on Vical’s patented gene delivery technology.  All four programs have advanced to Phase 1 human safety and immunogenicity studies.

          In April 2005, the company was awarded grants from the NIH supporting research on potential DNA vaccines against herpes simplex virus and influenza.

          Patents
          Vical was issued one U.S. and two Canadian patents in March 2005 related to its core DNA delivery technology, enhancements of that technology, and applications of that technology.

          Conference Call
          Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, May 3, at noon Eastern Time.  The call and webcast are open on a listen-only basis to any interested parties.  The company will provide additional details on independent and partnered development programs in the conference call and webcast.

          To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants.  A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 3471534.  The call also will be available live and archived through the webcast center at www.vical.com.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical
          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has retained all rights to its internally developed product candidates.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Forward-looking statements include statements about the company’s projected financial performance; advancement of the company’s research and development activities; expectations regarding the company’s high-dose Allovectin-7(R) program, including plans for a Phase 3 trial and potential partnerships for further development and commercialization of Allovectin-7(R); the company’s CMV vaccine and IL-2/EP development programs including results from ongoing clinical trials and expectations regarding future trials; the potential revenues and other benefits of contract services agreements and grants; the scope of coverage of and potential applications for the company’s issued and pending patents; as well as potential applications of the company’s technology and arrangements with collaborative partners, including current and future clinical trials for product candidates covered by these arrangements.  Risks and uncertainties that could cause actual results to differ materially from those projected include: whether the company will achieve the levels of revenues and be able to control expenses to meet projected financial performance; whether the company will identify and reach agreement with a potential partner for the further development and commercialization of Allovectin-7(R); whether the company, alone or with a potential partner, will initiate a Phase 3 trial of Allovectin-7(R); whether endpoints in such a trial will be achieved; whether achievement of such endpoints will establish sufficient safety and efficacy to support product approval; whether a Phase 2 trial of the bivalent CMV vaccine in transplant patients will be conducted and, if so, will lead to further development; whether the NIH will complete Phase 1 trials of vaccines based on Vical’s technology; whether results from such trials will lead to further development; whether the company will successfully complete Phase 1 safety testing of its IL-2/EP treatment for melanoma; whether the company’s revenues will continue at comparable levels to those achieved in 2004; whether new agreements will provide revenues; whether the company’s collaborators will achieve development milestones and, if so, whether they will announce any such developments; whether the company’s independent or partnered research and development efforts will lead to viable product candidates; the scope and enforceability of the company’s intellectual property; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

          Contacts:          Alan R. Engbring
                                   Executive Director, Investor Relations
                                   (858) 646-1127

                                   Jill M. Church
                                   Vice President and Chief Financial Officer

                                   Website:  www.vical.com

VICAL INCORPORATED
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,

	2005	2004

Revenues:
Contract and grant revenue	$2,453	$287
License and royalty revenue	231	622
Total revenues	2,684	909
Operating expenses:
Research and development	4,473	6,172
Manufacturing and production	3,912	2,003
General and administrative	2,115	1,946
Total operating expenses	10,500	10,121
Loss from operations	(7,816)	(9,212)
Net investment income	238	137
Net loss	$(7,578)	$(9,075)
Basic and diluted net loss per share	$(0.32)	$(0.45)
Shares used to calculate basic and diluted net loss per share	23,509	20,317

VICAL INCORPORATED
CONDENSED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31, 2005	December 31, 2004

Assets:
Cash, cash equivalents and marketable securities	$62,678	$73,996
Other current assets	4,948	3,412
Total current assets	67,626	77,408
Property and equipment, net	16,116	16,277
Other assets	7,543	7,541
Total assets	$91,285	$101,226
Liabilities and stockholders’ equity:
Current liabilities	$8,264	$10,108
Long-term liabilities	7,634	8,209
Stockholders’ equity	75,387	82,909
Total liabilities and stockholders’ equity	$91,285	$101,226

SOURCE  Vical Incorporated
    -0-                             05/03/2005
    /CONTACT:  Alan R. Engbring, Executive Director, Investor Relations, or
Jill M. Church, Vice President and Chief Financial Officer, both of
Vical Incorporated, +1-858-646-1127/
    /Web site:  http://www.vical.com /